Exhibit 99.1

FOR IMMEDIATE RELEASE                        For Additional Information:
                                                  Joe Baj (713) 654-9506


                  STERLING CHEMICALS ANNOUNCES PRIVATE OFFERING


          Houston,  Texas (March 25, 1997) . . . . Sterling Chemicals  Holdings,
Inc. (OTC:STXX) announced today that its wholly owned subsidiary, Sterling Chemicals, Inc. ("Sterling"), has commenced a private offering of $150 million of Senior Subordinated Notes Due 2007 (the "Notes").
          The Notes will be unsecured senior subordinated obligations of Sterling, ranking subordinate in right of payment to all existing and future senior debt of Sterling (including borrowings under Sterling's credit agreements), pari passu with all existing and future senior subordinated indebtedness of Sterling (including its 11 3/4% Senior Subordinated Notes Due
2006) and senior in right of payment to all existing and future subordinated indebtedness of Sterling.
          The private offering of the Notes has not been registered under the Securities Act of 1933 (the "Securities Act") and will be made in reliance on exemptions from the registration requirements of the Securities Act. The Notes may not be offered or sold by the purchasers thereof without registration under the Securities Act or an applicable exemption from registration.
          The net proceeds from the offering of the Notes will be used to prepay amounts outstanding under Sterling's term loan facilities with certain senior lenders. In connection with such prepayment, Sterling is negotiating certain amendments to its credit agreements. Sterling expects to execute definitive agreements related to the proposed amendments shortly. Effectiveness of the proposed amendments and consummation of the offering of the Notes are conditioned upon each other.


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          The proposed  amendments would,  among other things,  amend certain of the financial covenants (including the "Leverage Ratio" covenant discussed below) to make them somewhat less restrictive, and include a new "Senior Debt Leverage Ratio" covenant. In addition, the commitment under the revolving portion of the credit agreements would be increased by up to $25 million to a maximum of $125 million, and the procedure for voluntary prepayments would be amended to allow the proceeds of the offering of the Notes to be applied toward the term loans in a manner that would significantly reduce required principal payments, particularly over the next three years. The amendments would be effective as of March 31, 1997.
          One of the credit agreement financial covenants being amended is the Leverage Ratio requirement. Sterling believes that it may not be in compliance with the current Leverage Ratio covenant as of March 31, 1997. Accordingly, Sterling has requested a waiver of any such noncompliance until the Leverage Ratio covenant has been amended. The requisite lenders have indicated that such waiver will be approved.
          Based in  Houston,  Texas,  Sterling  Chemicals  Holdings,  Inc.  is a
holding  company  that,   through  its  operating   subsidiaries,   manufactures
petrochemicals, pulp chemicals and acrylic fibers and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company's petrochemical plant is located in Texas City, Texas. The Company's pulp chemicals plants are located in four Canadian locations and one U.S. location. The Company's acrylic fibers plant is located near Pensacola, Florida.
          Certain  statements  in  this  news  release,   including   statements
regarding the terms of the Notes and the amendment of and waiver under Sterling's credit agreements, may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Such statements


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are subject to various  uncertainties  and risks,  including the Company's  high financial leverage, the cyclical nature of the markets for the Company's products, and the volatility of prices for the Company's products and raw materials, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-K for the year ended September 30, 1996. Actual outcomes may vary materially.

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